                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            INFINIUM SOFTWARE, INC.
                (Name of Registrant as Specified In Its Charter)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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


                         FILING PURSUANT TO RULE 14a-12

     This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Infinium Software, Inc. ("Infinium"), SSA Global Technologies, Inc. ("SSA") and the proposed acquisition of Infinium by SSA. Statements in this filing regarding the proposed acquisition, the expected timetable for completing the acquisition, future financial and operating results, benefits and synergies of the acquisition, future opportunities for the combined company, benefits to be derived from the proposed acquisition and any other statements about Infinium or SSA's managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction, the ability to realize anticipated synergies and cost savings and the other factors described in Infinium's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and its most recent quarterly report filed with the SEC. Infinium and SSA expressly disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.

The following is a transcript of a conference call that took place on October 28, 2002. Replay of this conference call is available on the website of Infinium Software, Inc.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                          Page 1


                                INFINIUM SOFTWARE

                             MODERATOR: JIM MCGOWAN
                                OCTOBER 28, 2002
                                   4:00 PM CT



Operator: Welcome to Infinium's conference call regarding its anticipated acquisition by SSA Global Technologies and the reporting of its fourth quarter and fiscal year results.

     These materials may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933 as amended and Section 21e of the Securities and Exchange Act of 1934 as amended. Any forward-looking statements in these materials are subject to certain risks and uncertainties that can cause actual results to differ materially from those stated.

     Statements in this press release regarding the proposed transaction between Infinium Software and SSA Global Technologies, the expected timetable for completing the transaction, future financial and operating results, benefits, and synergies of the transaction, future opportunities for the combined company and any other statements about Infinium or SSA Global Technologies management's future expectations, beliefs, goals, plans, or prospects constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

     Any other statements that are not statements of historical fact including without limitation statements to the effect that Infinium or its management "believe," "expect," "anticipate," "plan," "looks forward," and similar expressions should also be considered forward-looking statements.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                          Page 2


     Important factors that could cause actual results to differ from those indicated by such forward-looking statements relating to the ability to consummate the transaction, the ability of SSA Global Technologies to successfully integrate Infinium operations and employees, the ability to realize anticipated synergies and cost savings, the demand for Infinium's projects and service offerings, inability to recognize deferred services and maintenance, expansion of Infinium's business or increases in its revenues, profits, or cash flows, seasonal variations and results, competitive positions within the industry, changes in technology, stock price volatility, the ability of the company to attract and retain key personnel, general economic conditions, and those other factors and uncertainties that are discussed under the caption "factors affecting future performance" and other sections of Infinium's most recent annual report to stockholders and subsequent filings with the Securities and Exchange Commission.

     Infinium Software and SSA Global Technologies disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this call. Today's conference is being recorded. And at this time I'll turn the call over to Mr. McGowan.

     Please go ahead sir.

Jim McGowan:  Thank you Jennifer. Good afternoon everyone. I'm Jim McGowan,
     President and CEO of Infinium. Thank you for joining our conference call.

     In light of the announcement this morning regarding our decision to execute, with Board approval, a definitive agreement to be acquired by SSA GT for $7 cash per share, we'd like to change the format of this call a bit.

     First, Bill Gerraughty, our CFO, will provide our fourth quarter and fiscal year financial results. Then I'll review the positive steps we've taken over the last fiscal year. And in conclusion, talk about our decision to be acquired by SSA GT. Let's begin. Bill?

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                          Page 3


Bill Gerraughty: Thanks Jim. Good afternoon. Here are the results of the fourth quarter and fiscal year. Total revenues for the fourth quarter of fiscal year 2002 were $16.4 million, compared to $16.7 million for the previous quarter and $17.8 million for the fourth quarter of the prior year.

     Income from continuing operations for the fourth quarter of fiscal year 2002 was $3.8 million or 26 cents per diluted share, compared to $4 million or 27 cents per diluted share for the previous quarter and $2.5 million or 19 cents per diluted share for the fourth quarter of the prior year.

     Net income for the fourth quarter was $3.8 million or 26 cents per diluted share, compared to $4 million or 27 cents per diluted share for the previous quarter. And the net loss was $6.5 million or 51 cents per diluted share for the fourth quarter of the prior year.

     Software license fees for the fourth quarter were $2.7 million, compared to $3 million for the previous quarter and $2.3 million for the fourth quarter of the prior year. Consulting and maintenance revenues for the fourth quarter were the same as the prior quarter, $13.7 million, compared to $15.5 million for the fourth quarter of the prior year.

     Now on to our fiscal year results. Total revenues for fiscal year 2002 were $66.7 million, compared to $76.7 million for fiscal year 2001. Income from continuing operations for fiscal year 2002 was $14 million or 98 cents per diluted share, compared to a net loss from continuing operations of $10.9 million or 84 cents per diluted share for fiscal year 2001.

     Net income for fiscal year 2002 was $14 million or 98 cents per diluted share, compared to the net loss of $24.3 million or $1.88 per diluted share for fiscal year 2001.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                          Page 4


     Software license fees for fiscal year 2002 were $10.7 million compared to $10.4 million for the fiscal year 2001. Consulting and maintenance revenues for the fiscal year 2002 were $56 million compared to $66.3 million for the fiscal year 2001.

     Turning to our balance sheet, we exited the year with a strong cash position that is building each quarter. Infinium's cash, cash equivalents, and marketable securities balance for the fourth quarter was $25.4 million, compared to $20.5 million for the previous quarter and $17.5 million for the second quarter of fiscal year 2002.

     Excellent receivables management of 36 days DSO. No debt and good working capital management. All contributing to a significantly strengthened balance sheet over the fiscal year. Jim, I believe that wraps up the financials.

Jim McGowan: Well thanks, Bill. Over the last fiscal year, Infinium has transitioned from an underperforming company and become a stable enterprise able to effectively serve our customers and shareholders. Looking back one year ago, Infinium was at a crossroads.

     Though it had a long operating history, solid stable solutions, a 40 plus million dollar maintenance stream, and very high customer satisfaction and retention rate, it also had a broken financial model, burning cash, had suffered from several management team changes, and the shifting strategies that go along with that.

     What have we accomplished over the last year? Proudly speaking, I think a great deal. We assembled an experienced management team, and that team completed a core competency analysis that has become the basis of our highly focused strategy.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                          Page 5


     We stabilized the company and tackled tough issues head-on. We created and executed on a solid financial model based on industry standards which got us profitability quickly and built our cash positions.

     With that as a backdrop, let's discuss the anticipated acquisition. First, why is SSA GT interested in acquiring Infinium? Second, why have we agreed to be acquired?

     Let's talk about SSA GT's interest in Infinium. Their stated growth strategy is based on acquiring high value brands like Infinium that offer solutions that continually extend the life of their existing customers' technology investments.

     With Infinium's 1800 customers, SSA's customer base grows to over 9300 active clients worldwide. And the addition of Infinium revenues, particular our recurring maintenance stream, pushes SSA's annual revenue to more than $300 million.

     This makes SSA a leader in a mid-market segment currently dominated by smaller players and provides the financial strength to compete more effectively against larger ERP players who are now starting to target the mid-market.

     Infinium's focus and presence in key verticals, especially in process manufacturing, complements but does not overlap SSA's own vertical expertise. With the addition of our hospitality gaming and healthcare positions, SSA becomes a stronger vendor in a wide range of vertical markets.

     We offer both native IBM eServer, iSeries applications to complementary product sets and vertical market expertise, shared customers and partners. And lastly, the Infinium customer base represents an immediate revenue opportunity for SSA GT to up-sell and cross-sell other products within its portfolio.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                          Page 6


     Now, let's talk about why we have agreed to be acquired. We see great value in the combination of the two companies. In fact, we think SSA is probably the best-positioned player in the industry to realize the value of Infinium. SSA GT has a global presence, broad product set, and financial strength, all of which creates value for our customers.

     Additionally, we have similar strategies and views of the market opportunities. Specifically, we both believe that the ERP space is a consolidating market. And we believe participating early in this consolidation provides the best return for our shareholders and best opportunity for our customers.

     We believe that this all cash merger is an attractive offer. One year ago today, the trailing 30-day average of our stock was 86 cents. The trailing 30-day average today is $4.87. This represents a 466% increase year over year. And the $7 price applies another 44% premium to the current 30-day trading average.

     Given our evaluation of the market and this offer, we believe that our shareholders are receiving good value. In conclusion, we believe that strategically this is the right deal to do at the right time. And we will work diligently to ensure a smooth transition.

     Thank you all for your support. We are now ready to take any questions that you may have. Jennifer, back to you.

Operator: Thank you. This closes our live portion of the call. For those analysts who wish to ask a question, please press the star key followed by the digit 1 on your telephone keypad. If you are using a speakerphone, please be certain that you have disabled your mute function in order to allow your signal to reach our equipment. We will proceed in the order that you signal us and we'll take as many questions as time permits.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                          Page 7


     For those of you who are listening to the call for the first time and are not analysts, this portion of the call is listen-only. We encourage you to send any questions you may have to dave_griffin@infinium.com. Once again, for those analysts who do have a question, please press star 1.

     We'll go first to David Leiberman of Tiedemann & Company.

David Leiberman: Hi, congratulations on the transaction. A couple of quick questions. Is the transaction conditioned on financing?

Bill Gerraughty:  No, it is not.

David Leiberman: Okay, how do you expect them to finance it? I don't know much about the acquirer.

Bill Gerraughty: SSA GT is backed by a large fund by the name of (Serabis) and we believe they also have other sources of capital.

David Leiberman: Okay, and are there any market tests or EPS tests, I mean, specific financial figures or the market can go down by a specific percent?

Bill Gerraughty:  There are none of those conditions.

David Leiberman:  Okay, great. Can you tell us a little bit about the process?
     How you got this, you know, as to say, were there other companies involved?

Bill Gerraughty: No, I don't think we'll talk about the process. I think the transaction stands on its own.

David Leiberman:  Okay, thank you.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                          Page 8


Jim McGowan:  David, thank you.

Operator:  Next we have Stephen Haber of First New York Securities.

Stephen Haber: Do you compete in any way head-to-head, or not quite head-to-head, but are you at all competitive with SSA?

Jim McGowan: At this particular point in time, Stephen, no we are not. We do not see them in our space from that particular point. They are heavily active in discreet manufacturing and we're more in the process side of it in that particular vertical.

Stephen Haber: Is there any litigation going on that can in any way impinge on the merger?

Jim McGowan: Stephen, I think again as Bill said before, the transaction stands on the agreement and that's where it is.

Stephen Haber:  Thank you.

Jim McGowan:  All right, you're welcome.

Operator:  Next we go to Bryan Long of Chesapeake Partners.

Bryan Long: I was wondering if you could talk a little about the current business environment and, you know, whether you see things getting any better out there or, you know, are things deteriorating?

Jim McGowan: Bryan, I think, and I'm going to take your question in context of not the acquisition but from a point of view of Infinium and the ERC marketplace.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                          Page 9


     Last time on our last call we basically said that although we see our software license fees have improved over this year over year, the conditions in the marketplace at this particular point in time are very difficult to close business.

     And the reasoning behind that was the fact that every decision, whether you're an incumbent or you're dealing with competition in there, every decision is getting scrutinized not only from a CFO point of view but in a total return on investment analysis right up through the top of the organization after that.

     So that has slowed down the close rate as far as that is concerned. So I don't change my position on that over the course of the last three months. I think competition has been on every call and we feel that conditions are very, very difficult, to say the least, as far as moving forward in today's context.

Bryan Long:  Thank you.

Operator:  Next we go to David Heger of Kennedy Capital.

David Heger: Was the difficult environment a decision factor in deciding to move forward with the acquisition?

Jim McGowan: David, no. That had nothing to do with it as far as that was an underscore in that.

David Heger: So really it sounds like more from the point of view that you felt like it was pretty complementary combination in terms of...

Jim McGowan: I would say more than that. I'm sorry David, I didn't mean to cut you off. Please finish.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                         Page 10


David Heger: All right. Just in terms of the vertical markets. It sounds like it's fairly complementary, not a lot of overlap between the two firms.

Jim McGowan:  Absolutely.

David Heger: And then, again, it's an all cash deal. Do you have a timeframe for when you think it will be closed?

Bill Gerraughty: Yeah David, we expect this to be closed around the first of the year. We've got to go through a process of the SEC approval process and HSR filings and then hoping we get a shareholder vote. But we think that timeframe is, you know, around the first of the year.

David Heger: Okay, and again as you said, all cash with - you feel pretty confident in terms of no risk to the financing of the deal?

Bill Gerraughty:  Yeah, there are no financing contingencies.

David Heger:  Okay, thanks.

Bill Gerraughty:  Thanks David.

Operator:  Next we go to Steve Hanson of Millennium Partners.

Steve Hanson: Given their relatively aggressive timeframe for closing the transaction, can you tell us why it's structured as a cash merger versus a cash tender?

Jim McGowan:  No I cannot.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                         Page 11


Steve Hanson: Okay. And my other question is, why did you choose to sell at this point in time rather than waiting a while?

Bill Gerraughty: Really Steve, just a situation where we think it was the right time, two companies coming together as Jim talked about earlier with good market synergies, good kind of business synergies, and we thought it was the appropriate time.

Steve Hanson: Okay. Was it a negotiated transaction? Did you seek them out, or did they seek you out?

Bill Gerraughty: Yeah again, I don't think I'd go too far down that path other than to say that the deal really - or the transaction stands on its own merit.

Steve Hanson:  Okay, thank you.

Operator:  Next we go to Stanley Cohen of Atrium Advisors.

Stanley Cohen: Yeah, I hate to nitpick, but you said around the first of the year. Any idea, I mean, before the first of the year, or after the first of the year? From a shareholder's point of view, it's relevant.

Bill Gerraughty: It's too, Stanley - the SEC process itself has got some variability to it and so forth. So I don't think we can be any more specific than that.

Stanley Cohen: Oh okay. And any idea when the vote is going to happen or anything like that? Still looking at the SEC? Do you have any ((inaudible)) dates?

Bill Gerraughty: No, we expect the closing to happen very shortly thereafter the vote.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                         Page 12


Stanley Cohen:  But you don't know the date of the voting yet.

Bill Gerraughty:  No, and that will be serial relative to the SEC process.

Stanley Cohen: How about, are you and Jim personally or are you going to be staying on with the company, are you taking active positions in the new company? Can you speak about that?

Jim McGowan: That at this point in time, Stanley, is something that we can't address.

Stanley Cohen:  Can you address maybe...

Bill Gerraughty: Those decisions, Stanley, haven't been made. We'll make that evaluation as we move forward.

Stanley Cohen:  Will it be in the proxy?

Bill Gerraughty:  Yes it will.

Stanley Cohen: Okay. And in the event that someone comes out and makes a higher offer, are you guys absolutely - are there any penalties or anything of that sort, if you were to take a higher offer?

Bill Gerraughty: Stanley, there is a termination fee, generically speaking, $4 million, and the documents - or the definitive agreement will be filed tomorrow with more details to be outlined there.

Stanley Cohen:  Okay, thanks a lot guys.

Bill Gerraughty:  Sure Stanley.  Thank you.  Take care.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                         Page 13


Operator:  Next we go to Rick Dauteuil of Columbia Management Group.

Rick Dauteuil: I just - I heard the justification I guess to the $7 as really focusing on premiums to where the stock had been and not necessarily on multiples relative to peer group, multiples that - of other companies in the marketplace. Maybe you can talk about, I know there's a fairness opinion that somebody wrote on this, maybe you can talk about some of the justification of the $7 beyond what you've already talked about premiums to the stock.

Bill Gerraughty: What I would say on that is, the specifics behind that will be in the proxy statement and so forth. I'd say that the fair value of the $7 is on a number of benchmarks or bases in terms of comparable transactions and price to sales relationships and so forth. But those details will be part of the proxy.

Rick Dauteuil:  Okay, so you wouldn't provide that on this call.

Jim McGowan:  No Rick, we won't.

Operator: As a reminder to those analysts who do have a question, you may press the star key followed by the digit 1. We'll take our next question from Brian Hathaway of Hathaway Partners.

Brian Hathaway:  I apologize, but my questions were just asked.

Jim McGowan:  Okay Brian, well thanks very much.

Brian Hathaway:  Okay, thank you.

Operator:  Up next is Dan Sternberg of Ascendant Capital.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                         Page 14


Dan Sternberg: Hi, I'm just wondering and these questions have been asked a couple of times now in terms of timing. But a definitive agreement tomorrow, does that mean that there will be a proxy that will be available on the SEC site? Or does that mean that you'll be filing an 8-K that would have the merger agreement outlined in it?

Bill Gerraughty: No, the proxy would be filed in about 10 days as part of an 8-K.

Dan Sternberg: Okay, so that would come in 10 days. I'm just trying to figure out how you can get a January 1 close with all the SEC timing and approvals needed. But I guess you guys are pretty confident in that.

Jim McGowan:  Dan, that's a good description, yes.

Dan Sternberg:  Okay, thanks.

Operator:  Next we take a question from Allyn Seymour of Columbia Management
     Group.

Allyn Seymour: Yeah, I have a question and that is any (Hart Scott Ragino) issues. And maybe you could talk about, you know, share of market in your specific market with the combined entities, whether there might be an issue there.

Bill Gerraughty: Allyn, we don't believe there's any HSR issues. As far as going any further into market share, I'm not prepared to do that tonight.

Allyn Seymour:  Okay.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                         Page 15


Operator: Once again, as a reminder to our analysts who have questions, you may press the star key followed by the digit 1. Up next we go to Ben Cubitt of MCAP.

Ben Cubitt:  Yes, my question's been answered.  Thanks guys.

Jim McGowan:  Okay Ben. Thank you.

Operator: Ladies and gentlemen, at any time during our question and answer session, if you do find that your question has been answered, you may remove yourself from the queue by pressing the pound sign. This will not disconnect your line. It will simply remove your name from our roster.

     We'll take our next question from David Witkin of Bear Stearns.

David Witkin: Hi, I was just wondering if you could comment on the relative performance of the software - or of the licensing division versus the consulting maintenance.

Jim McGowan:  Are you talking about Infinium?

David Witkin:  Yes.

Jim McGowan:  Okay, David. In what tense are you asking?

David Witkin: Were you pleased by the strength in maintenance and services revenues? It looked like those health firm or its licenses were down a little sequentially.

Jim McGowan: Well we were pleased with the maintenance and services revenue, very much so. And year over year our license revenues were up. And you're right about the sequential quarter to quarter.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                         Page 16


David Witkin:  Do you expect the same trends to continue?

Bill Gerraughty: We're not providing any guidance at this point, particularly in light of the impending transaction.

David Witkin:  Okay, thank you.

Jim McGowan: Jennifer, we have time for one more question. So if you could, please?

Operator: We'll take our last question as a follow-up from David Leiberman of Tiedemann & Company.

David Leiberman: Hi, just curious. So you said the proxy would be filed in 10 days and the merger agreement would be filed hopefully tomorrow.

Jim McGowan:  The merger agreement will be filed tomorrow, that is correct.

David Leiberman:  And the proxy 10 days or so?

Bill Gerraughty:  Yes.

David Leiberman: Okay, great. And one last thing, (Serabis). You said that they were - I guess they back the operation for SSA. Can you, I know you can't say much about the financing, but are they hoping to use money out of their present, you know, present funds they have? Or are they planning on reusing financing that markets?

Jim McGowan:  David, I can't comment on that at this particular point in time.

                                                               INFINIUM SOFTWARE
                                                         Moderator:  Jim McGowan
                                                             10-28-02/4:00 pm CT
                                                           Confirmation # 394494
                                                                         Page 17


David Leiberman:  Okay, thanks.

Jim McGowan:  All right, fine.

Operator: That concludes the question and answer session for today. At this time, Mr. McGowan, I will turn the conference back over to you for any additional or closing remarks.

Jim McGowan: Okay, thank you Jennifer, and for all of you for attending our conference. We appreciate it. And we'll move on from there. Thank you very much.


                                      END


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IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC Infinium Software
plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Infinium Software, SSA Global Technologies, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Infinium Software through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Infinium Software by contacting those named at the top of this release.

Infinium Software, SSA Global Technologies, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Infinium's directors and executive officers is contained in Infinium's Form 10-K for the fiscal year ended September 30, 2001 and its proxy statement dated January 3, 2002, which are filed with the SEC. As of October 1, 2002, Infinium's directors and executive officers beneficially owned approximately 22 percent of Infinium's common stock. In addition, all outstanding Infinium options and restricted stock, whether or not vested, including those held by directors and executive officers, will be cashed out in the merger and executive officers will be entitled to certain severance benefits under existing agreements. A more complete description will be available in the Proxy Statement.